EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126244, 333-159849, 333-172631 and 333-203015 on Form S-8, No. 333-213190 on Form S-3; and Post-Effective Amendment No. 1 on Form S-8 and Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement No. 333-172631 on Form S-4 of our report dated March 23, 2018, relating to the consolidated financial statements of DSW Inc. and subsidiaries, and the effectiveness of DSW Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of DSW Inc. for the year ended February 3, 2018.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 23, 2018